Exhibit 1

NEWS RELEASE TRANSMITTED BY CCNMATTHEWS

FOR:   Sierra Wireless, Inc.

TSX:  SW

Nasdaq:  SWIR

June 7, 2005

Sierra Wireless Plans to Exit Voq Professional Phone Initiative; Shifts Resources to Core Business

VANCOUVER, BRITISH COLUMBIA - Sierra Wireless, Inc. (TSX:  SW, NASDAQ:  SWIR) announced today that it plans to exit its Voq Professional Phone initiative and that it is shifting some Voq resources to its core PC Card and Embedded Modules business.

“These actions are designed to focus the company on the core areas of our business where we have extensive experience and a well established market position.  We believe that both the PC Card and Embedded Module markets represent significant growth opportunities with the highest potential returns in our portfolio.  Our goal is to ensure that we have a strong, sustainable leadership position in these areas,” said David Sutcliffe, President and CEO of Sierra Wireless.  “We have enjoyed limited success to date on the Voq Professional Phone and have concluded that continuing to proceed with Voq is no longer the best use of our resources, given our other opportunities.  We will now seek the most effective exit, whether by divestiture or by termination of the initiative.”

The company provided guidance for the second quarter on April 21, 2005.  Operating results for the second quarter to date are tracking in line with the April 21 guidance.  It is anticipated that the company may incur restructuring charges associated with these changes, including possible employee severance expenses, impairment of inventory and other assets and contractual liabilities.  Some charges may require cash while others may be non-cash adjustments.  Any restructuring charges that apply to the second quarter could materially affect the company’s ability to meet guidance.  This disclosure amends the April 21 guidance.  The company expects to provide more specific financial information and plans by the time of its second quarter conference call on July 20, 2005.

Voq assets and obligations, including inventory, equipment, licenses, patents, trademarks and contracts, total approximately $15 million.  Sierra Wireless employs 319 people, of which approximately 55 have been working directly on the Voq product across various functions in the company.  Consistent with our decision to redeploy resources to our core business, about 15 of these people will be transferred to programs in the core business, while others will remain on Voq during the Voq exit process.    Approximately 99% of the company’s revenue is being generated by the PC Card, Embedded Module and Rugged Mobile product lines.  Recent successes in the core business include early market demonstrations of HSDPA PC Cards, new embedded module design wins with laptop computer OEMs, and strong first quarter sales mix of rugged mobiles.

Forward-Looking Statements

This press release contains forward-looking statements that are not promises or guarantees but are only predictions that relate to future events or our future performance or state other forward-looking information and are subject to substantial risks and uncertainties that could cause our actual results, performance or achievements to differ materially from those expressed, anticipated or implied by the forward-looking statements. These forward-looking statements relate to, among other things, our revenue, earnings, plans, objectives and timing for the introduction or enhancement of our services and products, statements concerning strategies, developments, statements about future market conditions, supply conditions, channel and end customer demand conditions, projected or future revenues, gross margins, operating expenses, profits and other statements of expectations, intentions, objectives and plans that are not statements of historical facts. When used in this press release, the words “may”, “plan”, “expect”, “believe”, “intends”, “anticipates”, “estimates”, “predicts” and similar expressions generally identify forward-looking statements. Forward-looking statements reflect our current expectations. The risks and uncertainties that may affect our actual results, performance or achievements are many and include, among others, our ability to develop, manufacture, supply and market new products that we do not produce today and that may gain commercial acceptance, our reliance on the deployment of next generation networks by major wireless operators, and intense competition. These risk factors and others are discussed in our Annual Information Form which may be found on SEDAR at www.sedar.com and in our other regulatory filings with the Securities and Exchange Commission in the United States and the Provincial Securities Commissions in Canada. These factors should be reviewed carefully and you should not place undue reliance on any forward-looking statements. Unless otherwise required by applicable securities laws, Sierra Wireless disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Sierra Wireless

Sierra Wireless is a leader in delivering highly differentiated wireless solutions that enable our customers to improve their productivity and lifestyle. Sierra Wireless develops and markets AirCard, the industry-leading wireless PC card line for portable computers; embedded modules for OEM wireless applications; the MP line of rugged vehicle-mounted connectivity solutions and Voq, a line of professional phones with easy-to-use, secure software solutions for mobile professionals. For more information about Sierra Wireless, please visit www.sierrawireless.com. For more information on Voq professional phones, please visit www.voq.com.

“AirCard” and “Voq” are trademarks of Sierra Wireless, Inc. Other product or service names mentioned herein may be the trademarks of their respective owners.

Conference Call and Instant Replay

We will host a conference call to review our results on June 7, 2005 at 4:30 PM PDT, 7:30 PM EDT. To participate in this conference call, please dial the following toll free number approximately ten minutes prior to the commencement of the call:

1-800-266-1767  Passcode: Not required

or

1-212-676-4900  Passcode: Not required

Should you be unable to participate, Instant Replay will be available for seven business days following the conference call by dialing:

1-800-558-5253  Passcode: 21248902

or

1-416-626-4100  Passcode: 21248902

We look forward to having you participate in our call.

FOR FURTHER INFORMATION PLEASE CONTACT:

Sierra Wireless, Inc.

David G. McLennan

Chief Financial Officer

(604) 231-1185

Website: www.sierrawireless.com

Email: dmclennan@sierrawireless.com

INDUSTRY: CMT